EXHIBIT 21.1
LIST OF SUBSIDIARIES OF REGISTRANT
as of
OCTOBER ___, 2007
Strategic Outsourcing, Inc., a Delaware corporation and wholly owned subsidiary of SOI Holdings, Inc.
Amlease Corporation, a Delaware corporation and wholly owned subsidiary of Strategic Outsourcing, Inc.
FLSUB-37, Inc., a Florida corporation and wholly owned subsidiary of Strategic Outsourcing, Inc.
FLSUB-38, Inc., a Florida corporation and wholly owned subsidiary of Strategic Outsourcing, Inc.
Route 66 HR Outsourcing, Inc., a California corporation and wholly owned subsidiary of Strategic Outsourcing, Inc.
SOI-28 of TX, Inc., a Texas corporation and wholly owned subsidiary of Strategic Outsourcing, Inc.
SOI-30 of TX, Inc., a Texas corporation and wholly owned subsidiary of Strategic Outsourcing, Inc.
SOI-59 of TX, Inc., a Texas corporation and wholly owned subsidiary of Strategic Outsourcing, Inc.